Exhibit 77Q1(a)



IXIS ADVISOR CASH MANAGEMENT
TRUST

Amendment No. 1 to Sixth Amended and
Restated Agreement and Declaration of
Trust

	The undersigned, being at least a
majority of the Trustees of IXIS Advisor
Cash Management Trust (the "Trust"),
having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Sixth Amended and Restated
Agreement and Declaration of Trust (the
"Declaration of Trust"), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	The name of the Trust is hereby
amended to be "Natixis Cash
Management Trust".

2.	The address of the Trust is:
399 Boylston Street
Boston, Massachusetts 02116

3.	The address of the Trustees is:
c/o Natixis Cash Management
Trust
399 Boylston Street
Boston, Massachusetts 02116

      The foregoing amendment shall be
effective on August 6, 2007.

      IN WITNESS WHEREOF, we have
hereunto set our hand for ourselves and for our successors and assigns as of the 1st day of June 2007.


/s/ Graham T. Allison Jr.
	/s/ Richard Darman
Graham T. Allison, Jr.
	Richard Darman

/s/ Charles D. Baker
	/s/ John T. Hailer
Charles D. Baker
	John T. Hailer

/s/ Edward A. Benjamin
	/s/ Jonathan P. Mason
Edward A. Benjamin
	Jonathan P. Mason

/s/ Robert J. Blanding
	/s/ Sandra O. Moose
Robert J. Blanding
	Sandra O. Moose

/s/ Daniel M. Cain
	/s/ Cynthia L. Walker
Daniel M. Cain
	Cynthia L. Walker